Exhibit 99.A

News For Immediate Release
El Paso Corporation Reports 34 Percent Increase in Adjusted Second Quarter Earnings
HOUSTON, TEXAS, August 6, 2008—El Paso Corporation (NYSE:EP) is reporting today second quarter 2008 financial and operational results for the company.
Highlights:
•	$0.25 earnings per diluted share from continuing operations versus $0.22 in 2007

•	$0.39 earnings per share after adjusting for production-related derivatives and other items impacting second quarter 2008 results versus $0.29 in 2007

•	Pipeline earnings before interest expense and taxes (EBIT) of $295 million

•	Exploration & Production (E&P) EBIT of $304 million—up 29 percent versus second quarter 2007

•	Production, including unconsolidated affiliate volumes, totaled 833 million cubic feet equivalent per day (MMcfe/d)

•	Second quarter 2008 production rose 4 percent from first quarter 2008, pro forma for divested properties

•	Hedge positions expanded for 2009
“This quarter we continued our solid financial and operational performance, while making tangible progress that enhances our multi-year growth outlook,” said Doug Foshee, president and chief executive officer of El Paso Corporation. ”Our Pipeline Group secured two major new projects—the Ruby pipeline and the TGP Line 300 expansion, which increase our committed backlog to $8 billion—a level that is more than two times larger than any time in our 80-year history. In E&P, our Peoples acquisition is delivering promising new drilling opportunities in the Texas Gulf Coast and the Arklatex, including the Haynesville Shale. In Brazil, our Bia/Camarupim project is accelerating with first production now expected in the first quarter of 2009. And our Pinauna project remains on schedule with first production expected in late 2009. In short, the outlook for our businesses has never been better.”
A summary of financial results for the three months ended June 30, 2008, and 2007 is as follows:

	Three Months Ended
Financial Results	June 30,
($ in millions, except per share amounts)	2008	2007

Income from continuing operations	$191	$169
Discontinued operations, net of income taxes	—	(3)

Net income	191	166
Preferred stock dividends[1]	—	10

Net income available to common stockholders	$191	$156

Basic per common share amounts
Income from continuing operations	$0.27	$0.23
Discontinued operations	—	—

Net income per common share	$0.27	$0.23

Diluted per common share amounts
Income from continuing operations	$0.25	$0.22
Discontinued operations	—	—

Net income per common share	$0.25	$0.22

[1]	Due to timing of declaration, second quarter 2008 preferred stock dividends were reflected in the first quarter.
Items Impacting Quarterly Results
Second quarter 2008 and 2007 net income includes the following items:

Second Quarter 2008	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS

Net income available to common stockholders		$191	$0.25
Adjustments[1] Change in fair value of power contracts	$105	$67	$0.09
Change in fair value of legacy indemnification	(9)	(6)	(0.01)
Other legacy litigation adjustments	(27)	(29)	(0.04)
Change in fair value of production-related derivatives in Marketing	52	33	0.04
Impact of mark-to-market (MTM) E&P derivatives[2]	61	39	0.06

Adjusted EPS—continuing operations[3]			$0.39

[1]	Assumes a 36 percent tax rate, except other legacy litigation adjustments, and 761 million diluted shares

[2]	Includes $75 million of MTM losses on derivatives, adjusted for $14 million of realized losses from cash settlements

[3]	Based upon 769 million fully diluted shares and includes income impact from dilutive securities

Second Quarter 2007	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS

Net income available to common stockholders		$156	$0.22
Adjustments[1]
Debt repurchase costs	$86	$55	$0.08
Change in fair value of production-related derivatives in Marketing	(9)	(6)	(0.01)
Discontinued operations	5	3	—

Adjusted EPS—continuing operations[2]			$0.29

[1]	Assumes a 36 percent tax rate, except for discontinued operations, and 757 million diluted shares

[2]	Based upon 757 million diluted shares and includes the income impact from dilutive securities
Financial Results — Six Months Ended June 30, 2008
For the six months ended June 30, 2008, El Paso reported net income available to common stockholders of $391 million, or $0.54 per diluted share, compared with $776 million, or $1.11 per diluted share, for the first six months of 2007, which includes a $674 million, or $0.96 per share, gain on the sale of ANR and related assets. Earnings for the six-month periods of 2008 and 2007, after adjusting for the impacts of production-related derivatives and other items, are $0.74 and $0.47 per diluted share, respectively. A schedule of items affecting year-to-date results is listed as an appendix to the release.
Business Unit Financial Update

	Three Months Ended
Segment EBIT Results	June 30,
($ in millions)	2008	2007

Pipeline Group	$295	$318
Exploration and Production	304	235
Marketing	(153)	5
Power	12	16
Corporate and Other	41	(104)

	$499	$470

Pipeline Group
The Pipeline Group’s EBIT for the three months ended June 30, 2008, was $295 million, compared with $318 million for the same period in 2007. EBIT before minority interest associated with El Paso Pipeline Partners, L. P. (NYSE: EPB), which completed its initial public offering in November 2007, was $303 million, a 5 percent decrease from 2007 levels. Higher reservation revenues, primarily from several expansion projects placed in-service during 2007 and 2008, were offset by higher operating costs. Higher operating costs primarily reflect increased labor costs and additional maintenance associated with required work on both the Tennessee Gas and SNG systems. While higher, these costs are on track with El Paso’s 2008 plan, and the Pipeline Group is on track to achieve its 2008 financial targets. In addition, second quarter 2007 results were favorably impacted by a $10-million contract settlement received from a bankruptcy claim.

	Three Months Ended
Pipeline Group Results	June 30,
($ in millions)	2008	2007

EBIT before minority interest	$303	$318
Minority interest	(8)	—

EBIT	$295	$318
DD&A	$99	$91
Total throughput (BBtu/d)[1]	17,981	17,161

[1]	Includes proportionate share of jointly owned pipelines
Exploration and Production
The Exploration and Production segment’s EBIT for the three months ended June 30, 2008, was $304 million, compared with $235 million for the same period in 2007. The increase is primarily due to higher realized commodity prices, partially offset by losses of $75 million in 2008 and $5 million in 2007 related to changes in fair value of derivative contracts not designated as accounting hedges, higher production taxes, and higher depreciation, depletion and amortization expense.
Second quarter 2008 production volumes averaged 833 MMcfe/d, including 71 MMcfe/d of unconsolidated affiliate production volumes. Second quarter 2007 production volumes averaged 857 MMcfe/d, including 71 MMcfe/d of unconsolidated affiliate production volumes and 121 MMcfe/d related to properties that were divested in the first quarter of 2008. On a pro forma basis, adjusting 2007 production to include People’s Energy and eliminating properties that were divested in the first half of 2008, second quarter 2008 production grew 4 percent from the first quarter of 2008.

Total per-unit cash operating costs increased to an average of $2.01 per thousand cubic feet equivalent (Mcfe) in second quarter 2008 from $1.92 per Mcfe for the same 2007 period. The increase is primarily a result of higher production taxes, which rise with commodity prices, and was partially offset by a decrease in controllable costs—direct lifting costs and G&A expenses, which were down 7 percent year-over-year.

	Three Months Ended
Exploration and Production Results	June 30,
($ in millions, except prices and unit cost amounts)	2008	2007

Natural gas, oil, condensate and NGL revenue	$711	$570
Changes in fair value of derivative contracts[1]	(75)	(5)
Other revenues	19	10

Total Operating Revenues	$655	$575
Operating Expenses	(374)	(346)
Other income	23	6

EBIT	$304	$235
DD&A	$197	$189
Consolidated volumes:
Natural gas sales volumes (MMcf/d)	662	657
Oil, condensate, and NGL sales volumes (MBbls/d)	17	21
Total consolidated equivalent sales volumes (MMcfe/d)	762	786
Four Star total equivalent sales volumes (MMcfe/d)[2]	71	71
Weighted average realized prices including hedges[3]
Natural gas ($/Mcf)	$9.53	$7.67
Oil, condensate, and NGL ($/Bbl)	$90.64	$56.87
Transportation costs[3]
Natural gas ($/Mcf)	$0.32	$0.24
Oil, condensate, and NGL ($/Bbl)	$1.07	$0.68
Per-unit costs ($/Mcfe)[3]
Depreciation, depletion and amortization	$2.84	$2.64
Cash operating costs[4]	$2.01	$1.92

[1]	Represents the income effect of contracts not designated as accounting hedges

[2]	Four Star is an equity investment. Amounts disclosed represent the company’s proportionate share.

[3]	Does not include proportionate share of Four Star

[4]	Includes direct lifting costs, production taxes, G&A expenses, and taxes other than production and income

Updated Hedge Positions
As of July 15, 2008, natural gas hedges for the last six months of 2008 have an average floor price of $7.94 per million British thermal unit (MMBtu) and an average ceiling price of $10.23 per MMBtu on 98 trillion British thermal units (TBtu). They are weighted toward July through October production, with November and December production hedged at approximately 50 percent of anticipated production. In addition, El Paso has 1.7 million barrels of 2008 crude oil production with an average floor price of $79.17 per barrel and an average ceiling price of $79.54 per barrel. El Paso’s 2009 natural gas hedge position has been expanded with the addition of collars and swaps. The 2009 natural gas hedges have an average floor price of $9.02 per MMBtu on 176 TBtu and an average ceiling price of $14.97 per MMBtu on 151 TBtu. El Paso has oil hedges for 2009 on 3.4 million barrels of crude oil at an average fixed price of $109.93 per barrel. Further information on the company’s hedging activities will be available in El Paso’s Form 10-Q.
Other Operations
Marketing
The Marketing segment reported an EBIT loss of $153 million for the three months ended June 30, 2008, compared with an EBIT gain of $5 million for the same period in 2007. The decline was due to a $105-million MTM loss on the company’s power obligations that extend through 2016 in the Pennsylvania-New Jersey-Maryland (PJM) power market and a $52-million loss in the fair value of derivatives intended to manage the price risk of the company’s natural gas and oil production. The PJM loss was driven by higher natural gas prices, which resulted in an 80-percent increase in locational power price differences within the region. The actual cash paid in the quarter relating to the basis movement was approximately $8.8 million. In the second quarter of 2007, the company realized a gain of $9 million on its production-related derivatives and a $36 million loss on its PJM power contracts. Additionally, 2007 included gains totaling $44 million relating to the California power price disputes and the sale of the company’s NYMEX investment.
Power
The Power segment reported an EBIT of $12 million for the three months ended June 30, 2008, compared with EBIT of $16 million for the same period in 2007. Lower second quarter 2008 earnings were primarily due to gains recognized on the sale of investments in Asia and Central America, while 2007 earnings resulted primarily from the Porto Velho power plant in Brazil, which is expected to be sold later this year.

Corporate and Other
During the second quarter of 2008, Corporate and Other reported EBIT of $41 million compared with an EBIT loss of $104 million for the same period in 2007. Second quarter 2008 results were positively impacted by a MTM gain related to changes in fair value of a legacy indemnification from the sale of an ammonia facility and an adjustment to liabilities for legacy litigation. Second quarter 2007 results were impacted by the $86-million charge related to debt repurchase costs.
Detailed operating statistics for each of El Paso’s businesses will be posted at www.elpaso.com in the Investors section.
Webcast Information
El Paso Corporation has scheduled a live webcast of its second quarter 2008 results on August 6, 2008, beginning at 9:30 a.m. Eastern Time, 8:30 a.m. Central Time, which may be accessed online through El Paso’s Web site at www.elpaso.com in the Investors section. During the webcast, management will refer to slides that will be posted on the Web site. The slides will be available one hour before the webcast and can be accessed in the Investors section. A limited number of telephone lines will also be available to participants by dialing (888) 710-3574 (conference ID # 54966501) ten minutes prior to the start of the webcast.
A replay of the webcast will be available online through the company’s Web site in the Investors section. A telephone audio replay will be also available through August 13, 2008 by dialing (800) 642-1687 (conference ID # 54966501). If you have any questions regarding the dial-in procedures, please contact Margie Fox at (713) 420-2903.
Disclosure of Non-GAAP Financial Measures
The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached. Additional detail regarding non-GAAP financial measures can be reviewed in El Paso’s full operating statistics, which will be posted at www.elpaso.com in the Investors section.
El Paso uses the non-GAAP financial measure “earnings before interest expense and income taxes” or “EBIT” to assess the operating results and effectiveness of the company and its business segments. The company defines EBIT as net income (loss) adjusted for (i) items that do not impact its income (loss) from continuing operations, such as extraordinary items, discontinued operations; (ii) income taxes; and (iii) interest and debt expense. The company excludes interest and debt expense so that investors may evaluate the company’s operating results without regard to its financing methods or capital structure. El Paso’s business operations consist of both consolidated businesses as well as investments in unconsolidated affiliates. As a result, the company believes that EBIT, which includes the results of both these consolidated and unconsolidated operations, is useful to its investors because it allows them to evaluate more effectively the performance of all of El Paso’s businesses and investments. Exploration and Production per-unit total cash costs or cash operating costs equal total operating expenses less DD&A, ceiling test charges, and cost of products and services divided by total production. It is a valuable measure of operating efficiency. For 2008, Adjusted EPS is earnings per share from continuing operations excluding the gain or loss related to the change in fair value of an indemnification from the sale of an ammonia plant in 2005, the gain related to an adjustment of the liability for indemnification of medical benefits for retirees of the Case Corporation, gain related to the disposition of a portion of the company’s investment in its telecommunications business, changes in fair value of power contracts, changes in fair value of the production-related derivatives in Marketing, impact of mark-to-market E&P derivatives and other legacy litigation adjustments. For 2007, Adjusted EPS is earnings per share from continuing operations excluding changes in fair value of production-related derivatives in Marketing, and debt repurchase costs. Adjusted EPS is useful in analyzing the company’s on-going earnings potential.
El Paso believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the company and its business segments and to compare the operating and financial performance of the company and its business segments with the performance of other companies within the industry.
These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share or other GAAP operating measurements.
El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. El Paso owns North America’s largest interstate natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.
Cautionary Statement Regarding Forward-Looking Statements
This release includes certain forward-looking statements and projections. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, changes in unaudited and/or unreviewed financial information; our ability to implement and achieve our objectives in our 2008 plan, including achieving our earnings and cash flow targets; changes in reserve estimates based upon internal and third-party reserve analyses; the effects of any changes in accounting rules and guidance; our ability to meet production volume targets in our Exploration and Production segment; uncertainties and potential consequences associated with the outcome of governmental investigations; outcome of litigation; our ability to comply with the covenants in our various financing documents; our ability to obtain necessary governmental approvals for proposed pipeline projects and our ability to successfully construct and operate such projects; the risks associated with recontracting of transportation commitments by our pipelines; regulatory uncertainties associated with pipeline rate cases; actions by the credit rating agencies; the successful close of our financing transactions; our ability to close our announced asset sales on a timely basis; changes in commodity prices and basis differentials for oil, natural gas, and power; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis or at all; general economic and weather conditions in geographic regions or markets served by the company and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; political and currency risks associated with international operations of the company and its affiliates; competition; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.
Certain of the production information in this press release include the production attributable to El Paso’s 49 percent interest in Four Star Oil & Gas Company (“Four Star”). El Paso’s Supplemental Oil and Gas disclosures, which are included in its Annual Report on Form 10-K, reflect its proportionate share of the proved reserves of Four Star separate from its consolidated proved reserves. In addition, the proved reserves attributable to its proportionate share of Four Star represent estimates prepared by El Paso and not those of Four Star.
Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Media Relations
Bill Baerg, Manager
Office: (713) 420-2906

Appendix to El Paso Corporation August 6, 2008 Earnings Press Release
Items Impacting year-to-date results

Six Months Ended 2008	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS

Net income available to common stockholders		$391	$0.54
Adjustments[1] Change in fair value of power contracts	$146	$93	$0.12
Change in fair value of legacy indemnification	34	22	0.03
Case Corporation indemnification	(65)	(27)	(0.04)
Gain on sale of portion of telecommunications business	(18)	(12)	(0.01)
Other legacy litigation adjustments	(27)	(29)	(0.04)
Change in fair value of production-related derivatives in Marketing	73	47	0.06
Impact of MTM E&P derivatives[2]	92	59	0.08

Adjusted EPS—continuing operations[3]			$0.74

[1]	Assumes a 36 percent tax rate, except for Case Corporation indemnification and other legacy litigation adjustments, and 760 million diluted shares

[2]	Includes $110 million of MTM losses on derivatives, adjusted for $18 million of realized losses from cash settlements

[3]	Based upon 768 million fully diluted shares and includes the income impact from dilutive securities

Six Months Ended 2007	Before	After	Diluted
($ millions, except per share amounts)	Tax	Tax	EPS

Net income available to common stockholders		$776	$1.11
Adjustments[1]
Debt repurchase costs	$287	$184	$0.26
Change in fair value of production-related derivatives in Marketing	78	50	0.07
Sale of ANR and related assets	(1,043)	(674)	(0.96)
Effect of change in number of diluted shares[2]			(0.01)

Adjusted EPS—continuing operations[2]			$0.47

[1]	Assumes a 36 percent tax rate, except for discontinued operations, and 699 million diluted shares

[2]	Based upon 757 million diluted shares and includes income impact from dilutive securities

Reconciliation of Pro Forma Production Volumes

Production Volumes	Three Months Ended
(Equivalents, Mmcfe/d)	June 30, 2007	March 31, 2008	June 30, 2008

Total consolidated volumes	786	811	762
Proportionate share of Four Star	71	75	71

Total volumes including Four Star	857	886	833
Less volumes from divested properties	121	88	3

Pro forma production volumes	736	798	830